Exhibit 10.23
                                  [LETTERHEAD]
                        BROOKS, HOUGHTON & COMPANY, INC.
              444 Madison Avenue - 25th Floor - New York, NY 10022
               Telephone: 212-753-1991 - Facsimile: 212-753-7730


Strictly Confidential

July 7, 2005

Mr. Gregory N. Bakeman, CFO
McKenzie Bay International, Ltd.
975 Spaulding Avenue,
Ada, Michigan 49301

Re:  Corporate Advisory Engagement (Revised)

Dear Greg:

We have previously, on June 23, 2005, sent to you a letter outlining the terms of engagement to allow Brooks, Houghton & Company, Inc. ("BHC") to act as Corporate Advisor to McKenzie Bay International, Ltd. ("MKBY") for the sale of the Lac Dore mining deposit. On the basis of that letter and our more recent discussions we are now in agreement that this Engagement Letter sets forth the final agreement of the parties, to be effective as of June 23, 2005.

BHC's corporate financial advisory engagement will be the primary responsibility of T.P. Ivanyi and Gerald Houghton; BHC's work plan as well as proposed schedule of fees is outlined below.

I.	BHC   Scope of Engagement

    A. 	Work Plan for the sale of the Lac Dore mining deposit

     1.	Document history of the Lac Dore vanadium deposit and mineral rights

     2.	Review geological surveys and related documents including the SNC-
        Lavalin report

     3.	Together with MKBY identify key mining entities with potential interest in development of the vanadium/titanium deposits at Lac Dore

     4.	Develop alternative scenarios for "capital" e.g., development rights

     5.	Select and prioritize target names to contact

     6.	Initiate direct contact with selected target names

     7.	Organize meetings for GW/GB with interested target names

NOTE: All written materials concerning MKBY and to be used by BHC in connection with this engagement will either be prepared by MKBY or drafted by BHC and approved in writing by MKBY ("approved in writing" shall include letter, email and fax). The parties understand that MKBY is required to make public disclosure of this Engagement Letter pursuant to the provisions of the Securities Exchange Act of 1934, and the Securities Act of 1933.

B.  Engagement Duration

   1. The engagement shall commence upon signing of this Engagement Letter by the parties, to be effective as of June 23, 2003 and for a period of 9 months thereafter and may be renewed in writing by the parties; provided that any transaction subject to a Letter of Intent will extend the engagement until said transaction is completed or discussions are terminated in writing.

  2. MKBY agrees that BHC will be its exclusive Financial Advisor to MKBY for the sale of the Lac Dore mining deposit; provided, that MKBY shall identify names of prospective parties with whom MKBY has held discussions prior to the date of BHC's engagement as well as names of those parties MKBY holds discussions following the engagement; names identified as having had discussions with MKBY prior to the date of this engagement are listed in Schedule 1 to this letter and shall constitute "carve-out" names for the purpose of the compensation section below.

  3. Either MKBY or BHC shall have the right to terminate this engagement upon thirty days written notice. Effective as of the date of the engagement letter and until the expiration of a period of 18 months from the date of the termination of engagement, BHC will be paid all fees as stated below should MKBY accept a binding proposal for financing, strategic alliance or equity transaction with any party with which BHC on behalf of MKBY has held discussions during the period of BHC's engagement; for the purposes of this section said names shall include all parties with whom MKBY has held discussions during the term of this engagement including those names listed in Schedule 1.

II.    BHC Compensation

A.	Deferred Advisory Retainer Fee

MKBY has advised BHC that it intends to raise new equity and will defer payment of BHC's retainer fee of $100,000 ("Deferred Advisory Retainer Fee"). Said deferred fee is due on the execution of the engagement and payable upon the raising of the first $2 million of MKBY's new equity raise; provided however, if said funding is not completed prior termination of this engagement said $100,000 shall remain an obligation of MKBY. In addition, if the Deferred Advisory Retainer Fee is unpaid at the time of any capital/funding event of $2,000,000 or more then the Deferred Advisory Retainer Fee will be immediately due and payable by MKBY to BHC.

B.	Monthly Retainer Fees

In the event that MKBY and BHC agree on the extension of this engagement beyond the first nine months, BHC will be paid a Monthly Retainer fee of $12,000. Said monthly retainer fee will be credited to the Success Fee.

C.	Success Fee

MKBY will pay BHC a Success Fee equal to 5% of the total transaction value of any transaction executed and received by MKBY, for the first $35,000,000 of the transaction value; and 2.5% of all additional transaction value in excess of $35,000,000.

To the extent that non-cash consideration is part of the transaction value (stock, debt, etc.) and/or deferred consideration is remitted to MKBY (royalties, licenses, etc.) it will be paid according to the 5% and 2.5% Success Fee percentage referenced in the previous sentence when received by MKBY. Any of said deferred Success Fees payments remaining due to BHC three years after the sale will be, at BHC's option, present valued at 10% per annum and paid by MKBY to BHC.

III. 	BHC Ownership interest: Warrants

Upon execution of a binding purchase agreement on the sale of the Lac Dore mining deposit, MKBY shall grant BHC 200,000 warrants for the purchase of MKBY common stock for each $10,000,000, pro-rata, of transaction value of the executed agreement (the "Warrants"). The Warrants shall have a five-year term to purchase part or all of the shares of common stock of MKBY represented by such Warrants.

The Warrants shall have an exercise price equal to 105% of the closing price per share of the Company's common stock on the date of the grant and the Warrants shall contain customary terms (including, without limitation, anti-dilution provisions for stock splits, stock dividends, merger and other recapitalization transactions; and "piggyback" registration rights). The delivery of the Warrants to BHC shall be conditioned upon final closing of the transaction based upon the purchase agreement, and shall be made immediately upon completion of closing.

Notwithstanding anything herein to the contrary, (a) MKBY shall have no obligation to issue the Warrants unless it receives representations and warranties addressed to MKBY and executed by BHC with respect to the Warrants and their underlying shares to the effect that the warrants granted and the underlying shares upon purchase are being purchased for investment only, and not for resale and that BHC understands and acknowledges the legal limitations on the disposition thereof in form and content reasonably acceptable to MKBY and its counsel, and (b) the "registration rights" shall refer to such underlying shares and not to the Warrants and shall have no force and effect until a registration rights agreement is executed by MKBY and BHC in form and content reasonably acceptable to them and their respective counsel.

IV.	Expenses

MKBY will pay BHC all reasonable expenses for travel, lodging and meals while executing business for MKBY. MKBY must agree in advance, by fax, email or written communication, for proposed expenses in excess of $1,000; in addition, MKBY will provide BHC with an expense advance regarding international travel in accord with a pre-approved estimate of expenses.

V.	Obligations and Third Party Fees

	The obligation of MKBY to pay any fees or expenses set forth herein shall not be assigned, delegated, or transferred to any other person or entity without the prior written consent of BHC.

VI.	Indemnification Provision

	As BHC will be acting on behalf of MKBY, MKBY agrees to the indemnification provision (the "Indemnification Provision") attached to this Letter Agreement as Annex A and incorporated herein in its entirety.

VII   	Arbitration

	Notwithstanding anything to the contrary contained herein, any controversy or claim arising out of or relating to this Letter Agreement or the breach thereof shall be settled by arbitration under the rules of the American Arbitration Association at a place mutually agreed upon between the parties.

VIII.     Additional Terms

	Notwithstanding anything to the contrary, the provisions concerning confidentiality, indemnification, contribution and the obligation to pay fees and reimburse expenses contained herein and in the Indemnification Provision (as hereinafter defined) shall survive any expiration or termination of the Letter Agreement or the engagement of BHC pursuant to the terms of the Letter Agreement.

	At the option of BHC, BHC and its legal advisors will be in attendance at all closing meetings with respect to this mandate and if practicable, will be given at least one week's written notice of any such meeting(s) or closing(s).

	BHC agrees to keep any information with respect to MKBY confidential and not make use thereof except in connection with services hereunder for MKBY, unless disclosure is required by applicable law or judicial process, any information is or becomes generally available to the public, or any information was or becomes available to BHC on a non-confidential basis from a source other than MKBY. BHC will not be identified or referred to in any release or communication prepared by MKBY or any of its affiliates or associates without BHC's prior written consent.

This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, may not be amended or modified except in writing executed by MKBY and BHC, and shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicting law. This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Brooks, Houghton & Company, Inc. the enclosed duplicate of this Letter Agreement.

We look forward to commencing our engagement and working with you and your colleagues.


Sincerely yours,

/s/ Brooks, Hougton & Company, Inc.
----------------------------------
Brooks, Houghton & Company, Inc.


Dated: July 7, 2005

By:/s/ Gerald H. Houghton
--------------------------
Name:	Gerald H. Houghton		Title:	 President

Dated: July 7, 2005

By:/s/ Thomas P. Ivanyi
-------------------------
Name:	Thomas P. Ivanyi 		Title:	  Managing Director


Agreed and Accepted on Behalf of

McKenzie Bay International, Ltd.

Date:   July 7, 2005

By:/s/ Gregory N. Bakeman
--------------------------
Name: Gregory N. Bakeman, CFO


                                    ANNEX A

                           INDEMNIFICATION PROVISION


McKenzie bay International, Ltd.("MKBY") agrees to indemnify and hold harmless Brooks, Houghton & Company, Inc., and its affiliates, Private Corporate Advisors, Inc., Brooks Houghton Securities, Inc., (collectively "BHC") and their respective directors, officers, employees, agents and each such person or entity, if any, who controls BHC or any of its affiliates within the meaning of the Securities Exchange Act of 1934 (BHC and all above-described entities or persons being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, and expenses whatsoever, joint or several (including all reasonable fees of counsel and other expenses incurred by an Indemnified Party in connection with the preparation for or defense of any claim, action, or proceeding, whether or not resulting in liability), as incurred, to which such Indemnified Party may become subject under any applicable Federal or state law, or otherwise, relating to or arising out of any proposed or consummated transaction covered by the Letter Agreement, except that MKBY will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found in a final judgment by an arbitrator or a court to have resulted primarily from an Indemnified Party's gross negligence or willful malfeasance in the performance of its services described in the Letter Agreement.

MKBY and BHC agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is finally judicially determined to be unavailable (except by reason of the gross negligence or willful malfeasance of BHC or its controlling person, directors, officers, employees or agents, as the case may
be), then MKBY and BHC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportions as is appropriate to reflect (a) the relative benefits to MKBY on the one hand, and BHC on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable consideration; provided, however, that in no event shall the amount to be contributed by BHC exceed the amount of the fees actually received by BHC hereunder. In connection with any claim for contribution, MKBY agrees that it shall not require BHC to contribute any amount in excess of the amount of fees received by BHC pursuant to this Letter Agreement.

MKBY agrees to notify BHC promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any activity or transaction contemplated by this Letter Agreement.